Exhibit 10.4

NUANCE COMMUNICATIONS, INC.
RETENTION AGREEMENT
This Retention Agreement (the “Agreement”) is made and entered into by and between Janet Connor (“Executive”) and Nuance Communications, Inc., a Delaware corporation (the “Company”), effective as of November 12, 2013 (the “Effective Date”).
WHEREAS, Executive and the Company entered into a letter agreement dated March 29, 2010 (the “Offer Letter”) and a Change of Control and Severance Agreement (the “Change of Control Agreement”) dated on or about the date hereof.
WHEREAS, the Executive and the Company intend this Agreement to replace the severance provisions of the Offer Letter with an enhanced severance and retention package during the duration of this Agreement, but that the Offer Letter shall continue in full force and effect independent of this Agreement except as expressly provided herein.
WHEREAS, the Executive and the Company further intend that Executive be eligible to receive termination benefits under this Agreement or, if more favorable to the Executive, under the Change of Control Agreement, in the event Executive’s employment is terminated under certain circumstances following a change of control transaction during the term of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Company and Executive hereby agree as follows:
1. Term of Agreement. The term of this Agreement will commence on the Effective Date and continue through September 30, 2014 (the “Term”). Notwithstanding the foregoing, if Executive provides timely notice of a Constructive Termination to the Company when there are fewer than ninety (90) days remaining in the Term, the Term will extend automatically through the end of the Transition Period. At the end of the Term, including any automatic extension of the Term throughout the Transition Period, the Executive’s rights, including without limitation, the right to severance pay upon an involuntary termination of employment or upon a Change of Control shall remain in full force and effect under the Offer Letter as amended by the Change of Control Agreement.
2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise specifically provided under the terms of a written employment agreement between the Company and Executive.
3. Involuntary Termination Benefits.
(a)    If Executive’s employment is terminated by the Company other than for
Cause, then Executive will be given at least a 90-day notice period that, at the discretion of the Company, may require the Executive to either work or not work during such 90-day notice period. Upon Executive’s involuntary termination of employment without Cause, subject to Section 4, Executive shall receive from the Company:
(i) Salary Severance. A lump sum severance payment equal to one hundred percent (100%) of Executive’s annual base salary as in effect immediately prior to the termination date.
(ii) Prorated Target Bonus. A lump sum payment equal to Executive’s annual target bonus for the fiscal year of termination, with the amount based on bonus funding due to achievement of Company performance goals and prorated for Executive’s period of employment during such fiscal year by multiplying the annual target bonus by a fraction, the numerator of which shall be the number of days during the fiscal year Executive remained employed by the Company and the denominator of which shall be 365. The prorated target bonus will be paid at the same time as fiscal year target bonuses are paid to other Company employees for such year, but no later than 2-1/2 months following the end of the Company fiscal year in which Executive’s employment terminates.
(iii) Accelerated Vesting of Equity Awards.
(1)Executive's December 17, 2012 award (“RSU Award”) of 37,500 time-vested restricted stock units will be accelerated as of the termination date. Such accelerated units shall be paid in the same form as they would otherwise be paid under the terms of the RSU Award.
(2)Vesting of Executive’s award of 37,500 performance-vested restricted stock units, granted December 17, 2012 and vesting on September 30, 2014, will be deemed achieved and accelerated upon termination. If employed for the full fiscal 2014 period, than Executive will vest shares based on final fiscal year 2014 achievement of the performance targets on date of determination.
(iv) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependants, as determined under the terms of the Company plan, within the time period prescribed pursuant to COBRA, the Company will pay directly on Executive’s behalf the COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination) for a period of twelve (12) months from the date of termination.
(b)    Constructive Termination; Transition Period.    If a Constructive Termination occurs and Executive provides written notice to the Company of Constructive Termination within thirty (30) days of such event, the following shall apply:
(i) Transition Period. Executive shall continue to perform services for the Company under employment terms in effect prior to the Constructive Termination event, from the notice date through sixty (60) days from the notice date, or such earlier termination date as specified by the Company (such period, the “Transition Period”). If, during the first thirty (30) days of the Transition Period, the Company cures the Constructive Termination condition, then Executive shall not be entitled to receive severance payments under this Section 3(b).
(ii) Constructive Termination Benefits. If Executive remains employed with the Company through the end of the Transition Period, then on such date Executive’s employment shall terminate, which will be deemed an involuntary termination by the Company without Cause, and, subject to Section 4, Executive will receive the payments and benefits from the Company described in Section 3(a).
(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) due to Executive’s voluntary resignation, or (ii) for Cause by the Company, then Executive will not be entitled to receive severance and other benefits except for those, if any, as may be available under the Company’s severance and other benefit plans and policies, as then in effect.
(d)    Accrued Amounts; Indemnification by Company. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive: (i) any unpaid base salary due for periods prior to the date of termination, (ii) accrued and unused vacation, as required under applicable Company policy, (iii) all benefits due to Executive and Executive’s dependents under the terms of the Company’s employee benefit plans, and (iv) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy, including Executive’s accrued but unpaid housing allowance and expenses to cover personal travel home (reimbursed subject to the allowable cap of $10,000 per quarter). These payments shall be made promptly upon termination and within the period of time mandated by law. In addition, after the date of Executive’s termination, the Company will continue to provide Executive with indemnification for matters relating to the period of Executive’s employment with the Company, to the maximum extent permitted by applicable law and the Company’s Articles of Incorporation as in effect on Executive’s date of hire or Bylaws as in effect on Executive’s date of hire, including, if applicable, any directors and officers insurance policies, on terms no less favorable than those provided to any other former Company executive officers or directors. The Company’s obligation to indemnify Executive shall survive termination of this Agreement.
(e)    Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 3 of this Agreement during the Term, including automatic extensions, the severance provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. This Agreement will supersede the severance provisions of the Offer Letter and the Change of Control Agreement during the Term, except as provided by Section 7(c). In no event will Executive be entitled to severance benefits under both the Offer Letter or Change of Control Agreement and this Agreement.
4.    Conditions to Receipt of Severance
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims on a reasonable and customary form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement.
(b)    Proprietary Information and Non-Competition Agreement. Executive hereby reaffirms Executive’s continuing obligations under the confidential information, non-competition and non-solicitation agreement between Executive and the Company (the “Non-Competition Agreement”). Executive’s receipt of any severance payments or benefits under Section 3 will be subject to Executive continuing to comply with the Non-Competition Agreement.

5.    Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(b)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.
(c)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.
(d)The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
6.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” means Executive’s employment with the Company is terminated after the CEO of the Company has found any of the following to exist: (i) Executive’s act of dishonesty or fraud; (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company, or breach of the duty to protect the Company’s confidential and proprietary information, (iii) Executive’s conviction of a felony or a crime involving fraud, embezzlement, dishonesty, misappropriation of funds or any other act of moral turpitude, (iv) Executive’s gross negligence or misconduct in the performance of her duties, (v) Executive’s breach of this Agreement or written policies of the Company; (vi) Executive’s engagement in conduct or activities that result or will potentially result in negative publicity or public disrespect, contempt or ridicule of the Company or are detrimental to the business reputation of the Company; (vii) Executive’s failure to abide by the lawful directives of the Company; or (viii) Executive’s death or absence from work due to disability for a period in excess of ninety (90) days in any twelve month period, to the extent consistent with the applicable requirements of federal and state disability law.
(b)Change of Control. “Change of Control” will mean the occurrence of any of the following events (other than in connection with a management led going private transaction):
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;
(ii)the consummation by the Company of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets (it being understood that the sale or spinoff of one or more divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(d)    Constructive Termination. “Constructive Termination” means, without Executive’s express written consent, (i) a material reduction in Executive’s base salary (except for a uniform salary reduction applicable to Company officers generally), provided that a reduction of less than five percent (5%) will not be deemed a material reduction); or (ii) a change in Executive’s position resulting in Executive ceasing to be the head of any division of the Company. In order for an event to qualify as Constructive Termination, Executive must first provide the Company written notice of Constructive Termination within thirty (30) days of the initial existence of the grounds for Constructive Termination and the Company shall have failed to cure during the thirty (30) day period following receipt of Executive’s notice.
(e)    Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, when considered together, and any other severance payments or separation benefits that, in each case, when considered together, are considered deferred compensation under Section 409A.
(f)    Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.
(g)    Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7.    Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(c)    Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event there is a Change of Control during the Term, including any automatic extension, and Executive incurs a termination of employment qualifying for severance, then Executive will receive the greater of the severance benefits payable under the terms of this Agreement or the severance benefits payable under the terms of the Change of Control Agreement.
8.    Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Constructive Termination will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.

Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
(c)Notice Period. The Company will provide Executive with a ninety (90) day advance notice of a termination of Executive’s employment without Cause, provided in accordance with Section 8(a) of this Agreement, or payment of additional salary severance equal to ninety (90) days of Executive’s base salary in lieu of such notice period, payable at the same time and subject to the same conditions as salary severance under Section 3(a).
9.    Timing of Benefits. Subject to Section 5 of this Agreement, severance payments (including delivery of shares for accelerated equity awards) provided pursuant to this Agreement shall be paid or provided as soon as practicable after the 60th day following Executive’s separation from service and no later than the 90th day following Executive’s separation from service (but within 2-1/2 months following the year of Executive’s separation from service), subject to Executive’s compliance with requirements of Section 4. Notwithstanding the foregoing provisions of this paragraph, company payment of COBRA premiums provided in Section 3(a)(iv) will be made on the existing payment schedule for COBRA premiums and the prorated target bonus payment will be made as provided in Section 3(a)(ii).
10. Miscellaneous Provisions.
(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by the CEO of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement, along with the Employee Proprietary Information, Inventions, and Non-Competition Agreement dated April 1, 2010, the Offer Letter and Change of Control Agreement, to the extent referenced herein, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where the Company headquarters is located, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	NUANCE COMMUNICATIONS, INC.

By: /s/ Paul A. Ricci
Title: Chairman, Chief Executive Officer
Date: _________________________________________

EXECUTIVE	By: /s/ Janet Connor
Title: Executive Vice President and General Manager, Healthcare Division
Date: _________________________________________